THE  EMPIRE  DISTRICT  ELECTRIC COMPANY  602 JOPLIN  STREET   JOPLIN,
MISSOURI       64802       417-625-5100       FAX:       417-625-5169
www.empiredistrict.com

                                                         PRESS RELEASE
                                                For Immediate Release
Contact:

         MEDIA COMMUNICATIONS:            INVESTOR RELATIONS:
               Jay McBee                    Janet S. Watson
  Director of Corporate Communications   Secretary - Treasurer
        417 625-5100, Ext. 2369         417 625-5100, Ext. 2223

   EMPIRE DISTRICT ELECTRIC FILES INTERIM MISSOURI ELECTRIC RATES

JOPLIN, MO - February 16, 2001 - (NYSE:EDE) The Empire District Electric Company announced today that it has filed a request with the Missouri Public Service Commission for interim rates. The Company is seeking to increase rates $16,770,495, or 8.18%. The request comes as a result of significant increases in the cost of natural gas and purchased power, and construction costs associated with the Company's new State Line Combined Cycle Power Plant.

     In making the announcement, Mr. Myron McKinney, President and Chief Executive Officer, stated, "Since last spring, the price of natural gas to fuel our gas-fired plants has increased in excess of 100%. Additionally, the cost of power we must purchase for use by our customers has undergone significant changes as well. Because of these significant increases, we believe immediate rate action is necessary."

     Unlike natural gas distributors, electric utilities in Missouri are not allowed any recovery for fuel costs except through the rate case procedure. The Company has filed a $41 million rate case with the Commission to be heard this summer. Any interim rates granted would be subject to adjustment at the conclusion of that case. McKinney stressed, "The interim rates are not in addition to our prior request, but would only be in effect until the permanent case is concluded."

     The Company is asking the Commission to approve interim rates for fuel cost and purchased power recovery beginning March 1, 2001. An Empire customer using 750-kilowatt hours of electricity per month can expect to see their bill increase by $4.64 if the Commission approves the increase. Additionally, Empire is asking for interim rates to be granted for State Line construction costs beginning July 1, 2001. This would increase the bill of a customer using 750-kilowatt hours by an additional $1.67, for a total of $6.31 if both parts of the request are approved.

     McKinney explained the rate filing further, "The rate request filed in November 2000, if allowed to progress at a normal pace, could take as much as eleven months. Because of this extreme increase in fuel prices, and recovery of State Line construction costs, we are asking for interim rates to be put into place."

     The Empire District Electric Company is an investor-owned utility providing electric service to approximately 150,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma and northwest Arkansas. The Company also provides monitored security, energy services, fiber optic service and decorative lighting as well as water service in three incorporated communities in Missouri.

                                 ###
Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.